January 23, 2014	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Fourth Quarter and Annual Earnings of
$0.62 and $2.42 Per Diluted Common Share, Respectively

Preliminary Financial Results for the Quarter and Year Ended December 31, 2013:

•
Asset Quality: Non-performing assets and potential problem loans, excluding those covered by FDIC loss sharing agreements, totaled $89.3 million at December 31, 2013, a decrease of $32.8 million from December 31, 2012, and a decrease of $8.5 million from September 30, 2013. Non-performing assets, excluding FDIC-covered non-performing assets, at December 31, 2013, were $62.3 million, a decrease of $10.3 million from $72.6 million at December 31, 2012, and a decrease of $887,000 from $63.2 million at September 30, 2013. Non-performing assets were 1.75% of total assets at December 31, 2013, compared to 1.84% at December 31, 2012, and 1.75% at September 30, 2013. Net charge-offs were $2.2 million for the three months ended December 31, 2013, compared to $3.4 million for the three months ended September 30, 2013, and $7.4 million for the three months ended December 31, 2012.

•
Total Loans:  Total gross loans, including FDIC-covered loans, increased $120.2 million from December 31, 2012, to December 31, 2013, mainly due to the acquisition on October 25, 2013, of loans with an aggregate principal amount totaling $86.1 million, which were being sold by an unrelated FDIC-insured financial institution.  Decreases in the FDIC-covered loan portfolios totaled $137.7 million.  Excluding covered loans and mortgage loans held for sale, total loans increased $257.9 million from December 31, 2012, to December 31, 2013, primarily in the areas of commercial real estate loans, other residential loans, other consumer loans, and commercial business loans.

•
Net Interest Income: Net interest income for the fourth quarter of 2013 decreased $4.1 million to $40.5 million compared to $44.6 million for the fourth quarter of 2012. Net interest margin was 5.02% for the quarter ended December 31, 2013, compared to 5.01% for the fourth quarter in 2012 and 4.64% for the quarter ended September 30, 2013.  These changes were primarily the result of variations in the yield accretion on acquired loans due to improvements in expected cash flows in the 2013 period when compared to the fourth quarter 2012 period. The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 108 basis points for the quarter ended December 31, 2013, 135 basis points for the quarter ended December 31, 2012, and 101 basis points for the quarter ended September 30, 2013.  For further discussion on the additional yield accretion of the discount on acquired loan pools, see the “Net Interest Income” section of this release.

•
Capital:  The capital position of the Company continues to be strong, significantly exceeding the “well capitalized” thresholds established by regulators. On a preliminary basis, as of December 31, 2013, the Company’s Tier 1 leverage ratio was 10.7%, Tier 1 risk-based capital ratio was 15.6%, and total risk-based capital ratio was 16.9%.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended December 31, 2013, were $0.62 per diluted common share ($8.5 million available to common shareholders) compared to $0.90 per diluted common share ($12.3 million available to common shareholders) for the three months ended December 31, 2012.  Earnings from continuing operations for the quarter ended December 31, 2012, were $0.60 per diluted common share ($8.2 million available to common shareholders).

Preliminary earnings for the year ended December 31, 2013, were $2.42 per diluted common share ($33.2 million available to common shareholders) compared to $3.54 per diluted common share ($48.1 million available to common shareholders) for the year ended December 31, 2012. Earnings from continuing operations for the year ended December 31, 2012, were $3.20 per diluted common share ($43.5 million available to common shareholders).

For the quarter ended December 31, 2013, annualized return on average common equity was 10.75%; annualized return on average assets was 0.97%; and net interest margin was 5.02% compared to 16.03%, 1.25% and 5.01%, respectively, for the quarter ended December 31, 2012.  For the year ended December 31, 2013, return on average common equity was 10.52%; return on average assets was 0.89%; and net interest margin was 4.70% compared to 16.55%, 1.22% and 4.61%, respectively, for the year ended December 31, 2012.

President and CEO Joseph W. Turner commented, “In looking back on 2013, we had several key accomplishments for the year, including improved credit quality, reduced charge-offs and net loan growth. Since the end of 2012, overall credit quality improved with a $32.8 million, or 27%, decrease in non-performing assets and potential problem loans.  Net charge-offs were $2.2 million in the fourth quarter of 2013, which included a recovery on a previously charged off loan of approximately $1.2 million. For the year ended December 31, 2013, total loans, excluding covered loans and mortgages held for sale, increased $257.9 million.

“Our capital and earnings remained positions of strength as we ended 2013. As of December 31, 2013, total stockholders’ equity was $380.7 million, or 10.7% of assets. Fourth quarter and annual earnings were $0.62 and $2.42 per diluted common share, respectively.”

Turner continued, “In 2014, we’ll continue to look for strategic opportunities for our Company as we did in 2013 with the acquisition of the $86 million multi-family real estate portfolio. Already in 2014, we announced, pending regulatory approval, the purchase of two Neosho, Mo., branches from Boulevard Bank representing approximately $65 million of deposits and $6 million of loans. We expect that this purchase will allow us to significantly strengthen our presence in a market we have served for two decades. In addition, regulatory approval was recently granted for the Company to operate commercial loan production offices in Tulsa, Okla., and Dallas, Texas. Expected to open before the end of the first quarter of 2014, both offices will be managed by seasoned commercial lenders.”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net interest income	$40,494	$44,627	$159,592	$165,131
Provision for loan losses	2,813	7,786	17,386	43,863
Non-interest income	(864)	1,981	5,315	46,002
Non-interest expense	28,651	30,267	110,389	112,560
Provision (credit) for income taxes	(507)	176	3,403	10,623
Net income from continuing operations	8,673	8,379	33,729	44,087
Income from discontinued operations, net of tax	—	4,070	—	4,619
Net income	$8,673	$12,449	$33,729	$48,706

Net income available to common shareholders	$8,528	$12,281	$33,150	$48,098
Earnings per diluted common share	$0.62	$0.90	$2.42	$3.54
Earnings from continuing operations per diluted common share	$0.62	$0.60	$2.42	$3.20

NET INTEREST INCOME

Net interest income for the fourth quarter of 2013 decreased $4.1 million to $40.5 million compared to $44.6 million for the fourth quarter of 2012. Net interest margin was 5.02% in the fourth quarter of 2013, compared to 5.01% in the same period of 2012, an increase of one basis point.  Net interest income for the year ended December 31, 2013 decreased $5.5 million to $159.6 million compared to $165.1 million in the year ended December 31, 2012. Net interest margin was 4.70% in the year ended December 31, 2013, compared to 4.61% in the year ended December 31, 2012, an increase of nine basis points. The average interest rate spread was 4.90% and 4.60% for the three months and year ended December 31, 2013, compared to 4.95% and 4.53% for the three months and year ended December 31, 2012. For the three months ended December 31, 2013, the average interest rate spread increased 37 basis points compared to the average interest rate spread of 4.53% in the three months ended September 30, 2013.  This increase was primarily due to an increase in average yield on loans receivable and investment securities.

The Company’s net interest margin was significantly impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009, 2011 and 2012 FDIC-assisted transactions. On an on-going basis the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates have increased, based on payment histories and reduced loss expectations of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. Therefore, the expected indemnification assets have also been reduced each quarter since the fourth quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever is shorter. The impact to net interest income and net interest margin was not significantly different in the quarter ended December 31, 2013 compared to the quarter ended September 30, 2013.  Higher additional estimated cash flows, primarily related to the Sun Security Bank and InterBank loan portfolios, were recorded in the quarter ended December 31, 2013 and throughout 2013.  The impact of these adjustments on the Company’s financial results for the reporting periods presented is shown below:

	Three Months Ended
	December 31, 2013		December 31, 2012
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$8,703	108 bps	$12,050	135 bps
Non-interest income	(7,414)		(10,545)
Net impact to pre-tax income	$1,289		$1,505

	Year Ended
	December 31, 2013		December 31, 2012
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$35,211	104 bps	$36,186	101 bps
Non-interest income	(29,451)		(29,864)
Net impact to pre-tax income	$5,760		$6,322

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreements, respectively, they will impact future periods as well. The remaining accretable yield adjustment that will affect interest income is $30.4 million and the remaining adjustment to the indemnification assets, including the effects of the clawback liability related to InterBank, that will affect non-interest income (expense) is $(24.6) million. Of the remaining adjustments, we expect to recognize $19.0 million of interest income and $(14.7) million of non-interest income (expense) during 2014.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin increased 28 basis points when compared to the year-ago quarter, and increased 31 basis points when compared to the third quarter of 2013.  This increase is generally attributable to the changing earning asset mix between loans and investments and a recovery of previously charged off interest in the amount of $1.2 million in the quarter ended December 31, 2013.  This interest recovery positively impacted net interest margin by approximately 15 basis points.  The Company generally continues to experience slightly decreasing yields on loans and investments, excluding the yield accretion income discussed above.  In many cases, new loans originated are at rates which are lower than the rates on existing loans and loans being paid down or paid off.  Deposit costs have decreased slightly as some time deposits continue to mature and renew at lower rates, but the positive impact of this has diminished as market rates for such deposits have increased in the past few months.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended December 31, 2013, non-interest income decreased $2.8 million when compared to the quarter ended December 31, 2012, primarily as a result of the following items:

•
Gains on sales of single-family loans: Gains on sales of single-family loans decreased $1.2 million compared to the prior year quarter.  This was due to a decrease in originations of fixed-rate loans, which were then sold in the secondary market, due to higher fixed rates on these loans in the 2013 period.

•
Amortization of income related to business acquisitions:  The net amortization expense related to business acquisitions was $7.4 million for the quarter ended December 31, 2013, compared to $6.5 million for the quarter ended December 31, 2012.  The amortization expense for the quarter ended December 31, 2013 was made up of the following items:  $7.4 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios, $219,000 of amortization of the clawback liability and $373,000 of other loss share items.  Offsetting the expense was income from the accretion of the discount related to the indemnification assets for all of the acquisitions of $647,000.  The amortization expense for the quarter ended December 31, 2012 was made up of the following items:  $10.5 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios, $103,000 of amortization of the clawback liability and $1.2 million of other loss share items.  Offsetting the expense was income from the accretion of the discount related to the indemnification assets for all of the acquisitions of $5.3 million.

•
Net realized gains on sales of available-for-sale securities:  Net realized gains on sales of available-for-sale securities decreased $616,000 for the quarter ended December 31, 2013, when compared to the quarter ended December 31, 2012, partially offset by a decrease in recognized impairment of available-for-sale securities of $418,000.  No impairment loss was recognized in the 2013 quarter.  The decrease in realized gains on sales was due to no securities being sold during the 2013 quarter.

For the year ended December 31, 2013, non-interest income decreased $40.7 million when compared to the year ended December 31, 2012, primarily as a result of the following items:

•	InterBank FDIC-assisted acquisition: During the year ended December 31, 2012, the Bank recognized a one-time gain on the FDIC-assisted acquisition of InterBank of $31.3 million (pre-tax).
•
Amortization of income related to business acquisitions:  The net amortization expense related to business acquisitions was $25.3 million for the year ended December 31, 2013, compared to $18.7 million for the year ended December 31, 2012.  The amortization expense for the year ended December 31, 2013 was made up of the following items:  $29.5 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios and $712,000 of amortization of the clawback liability.  Offsetting the expense was income from the accretion of the discount related to the indemnification assets for all of the acquisitions of $2.7 million and $2.2 million of other loss share items.  The amortization expense for the year ended December 31,

2012 was made up of the following items:  $29.9 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios and $103,000 of amortization of the clawback liability.  Offsetting the expense was income from the accretion of the discount related to the indemnification assets for all of the acquisitions of $9.5 million and $1.8 million of income from other loss share items.

•
Net realized gains on sales of available-for-sale securities:  Net realized gains on sales of available-for-sale securities decreased $2.4 million for the year ended December 31, 2013, when compared to the year ended December 31, 2012, partially offset by a decrease in recognized impairment of available-for-sale securities of $680,000.  No impairment loss was recognized during the 2013 period.  The Company realized significant gains on the sale of $78 million of certain mortgage-backed and municipal securities in the 2012 period.

•
Service charges and ATM fees:  Service charges and ATM fees decreased $860,000 in the year ended December 31, 2013, when compared to the year ended December 31, 2012, primarily due to a decrease in overdraft activity, and therefore overdraft charges, in the current period compared to the prior period.

NON-INTEREST EXPENSE

For the quarter ended December 31, 2013, non-interest expense decreased $1.6 million to $28.7 million, when compared to the quarter ended December 31, 2012.  The decrease was primarily due to the following items:

•
Foreclosure-related expenses:  Expenses on foreclosed assets decreased $3.9 million for the quarter ended December 31, 2013, when compared to the quarter ended December 31, 2012, due primarily to large write-downs of carrying values of foreclosed assets and losses on sales of assets in the 2012 quarter.

Partially offsetting the decrease in non-interest expense was an increase in the following items:

•
Salaries and employee benefits:   Salaries and employee benefits increased $715,000 for the quarter ended December 31, 2013, when compared to the quarter ended December 31, 2012, primarily due to the internal growth of the Company and the increased number of employees, and salary increases for existing employees.

•
Legal, audit and other professional fees:  Legal, audit and other professional fees increased $456,000 compared to the quarter ended December 31, 2012, primarily due to expenses related to loan collection, foreclosed assets and ongoing legal matters.

•
Partnership tax credit:  The partnership tax credit expense increased $396,000 from the prior year quarter.  The Company has invested in certain federal low-income housing tax credits and federal new market tax credits.  These credits are typically purchased at 70-90% of the amount of the credit and are generally utilized to offset taxes payable over ten-year and seven-year periods, respectively.  During the quarter ended December 31, 2013, tax credits used to reduce the Company’s tax expense totaled $3.3 million, up $700,000 from $2.6 million for the quarter ended December 31, 2012.  These tax credits resulted in corresponding amortization expense of $2.4 million during the quarter ended December 31, 2013, up $400,000 from $2.0 million for the quarter ended December 31, 2012. The net result of these transactions was an increase to non-interest expense and a decrease to income tax expense, which positively impacted the Company’s effective tax rate, but negatively impacted the Company’s non-interest expense and efficiency ratio.

•
Other non-interest expense:  Other non-interest expense increased $396,000 for the quarter ended December 31, 2013, when compared to the quarter ended December 31, 2012, due primarily to $700,000 of expenses related to various non-recurring matters.

For the year ended December 31, 2013, non-interest expense decreased $2.2 million to $110.4 million, when compared to the year ended December 31, 2012.  The decrease was primarily due to the following items:

•
Foreclosure-related expenses:  Expenses on foreclosed assets decreased $4.7 for the year ended December 31, 2013, when compared to the year ended December 31, 2012, due primarily to large write-downs of carrying values of foreclosed assets and losses on sales of assets in 2012.

•
Other non-interest expense:  Other non-interest expense decreased $632,000 for the year ended December 31, 2013, when compared to the year ended December 31, 2012, due primarily to InterBank one-time acquisition related expenses incurred in 2012.

Partially offsetting the decrease in non-interest expense was an increase in the following items:

•
Salaries and employee benefits:   Salaries and employee benefits increased $1.2 million for the year ended December 31, 2013, when compared to the year ended December 31, 2012, primarily due to the internal growth of the Company and the increased number of employees, and salary increases for existing employees.

•
Partnership tax credit:  The partnership tax credit expense increased $1.1 million from the prior year period.  The Company has invested in certain federal low-income housing tax credits and federal new market tax credits.  These credits are typically purchased at 70-90% of the amount of the credit and are generally utilized to offset taxes payable over ten-year and seven-year periods, respectively.  During the year ended December 31, 2013, tax credits used to reduce the Company’s tax expense totaled $9.5 million, up $2.1 million from $7.4 million for the year ended December 31, 2012.  These tax credits resulted in corresponding amortization expense of $6.9 million during the year ended December 31, 2013, up $1.1 million from $5.8 million for the year ended December 31, 2012. The net result of these transactions was an increase to non-interest expense and a decrease to income tax expense, which positively impacted the Company’s effective tax rate, but negatively impacted the Company’s non-interest expense and efficiency ratio.

•
Advertising:  Advertising expense increased $593,000 for the year ended December 31, 2013, when compared to the year ended December 31, 2012, due to additional marketing campaigns across the franchise in the current year period, including business banking and mobile banking promotions, and loan campaigns.

The Company’s efficiency ratio for the quarter ended December 31, 2013, was 72.30% compared to 58.30% for the same quarter in 2012.  The efficiency ratio for the year ended December 31, 2013, was 66.94% compared to 53.03% for the year ended December 31, 2012.  The increase in the ratio in the 2013 three-month period was primarily due to decreases in net interest income and decreases in non-interest income resulting from decreased gains on sales of single-family loans and increased amortization expense related to business acquisitions.  Additionally, as discussed above, the Company recorded $700,000 of non-recurring expenses.  The increase in the ratio in the 2013 twelve-month period was primarily due to the same factors as the three-month period, as well as decreases in non-interest income resulting from the acquisition gain in 2012.  The Company’s ratio of non-interest expense to average assets increased from 3.17% for the three months ended December 31, 2012 to 3.20% for the three months ended December 31, 2013.  The increase in the current period ratio was due to a decrease in average assets in the 2013 period compared to the 2012 period.  The Company’s ratio of non-interest expense to average assets decreased from 2.98% for the year ended December 31, 2012 to 2.91% for the year ended December 31, 2013.  The decrease in the current period ratio was due to a decrease in non-interest expense in the 2013 period compared to the 2012 period.  Average assets for the quarter ended December 31, 2013 decreased $406 million, or 10.2%, from the quarter ended December 31, 2012.  Average assets for the year ended December 31, 2013, decreased $216 million, or 5.4%, from the year ended December 31, 2012.

INCOME TAXES

For the three months and year ended December 31, 2013, the Company's effective tax (benefit) rates were (6.2)% and 9.2%, respectively, which were lower than the statutory federal tax rate of 35%, due primarily to the effects of the tax credits discussed above and to tax-exempt investments and tax-exempt loans which reduced the Company’s effective tax rate.  In future periods, the Company expects its effective tax rate typically will be less than 12% of pre-tax net income, assuming it continues to maintain or increase its use of investment tax credits. The Company’s effective tax rate may fluctuate as it is impacted by the level and timing of the Company’s utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pretax income.  At this time, the Company expects to utilize a larger amount of tax credits in 2014 than it did in 2013.

CAPITAL

As of December 31, 2013, total stockholders’ equity was $380.7 million (10.7% of total assets). As of December 31, 2013, common stockholders’ equity was $322.8 million (9.1% of total assets), equivalent to a book value of $23.60 per common share. Total stockholders’ equity at December 31, 2012, was $369.9 million (9.4% of total assets). As of December 31, 2012, common stockholders’ equity was $311.9 million (7.9% of total assets), equivalent to a book value of $22.94 per common share.  At December 31, 2013, the Company’s tangible common equity to total assets ratio was 8.9%, compared to 7.7% at December 31, 2012. The tangible common equity to total risk-weighted assets ratio was 12.3% at December 31, 2013, compared to 12.7% at December 31, 2012.

As of December 31, 2013, the Company’s and the Bank’s regulatory capital levels were categorized as “well capitalized” as defined by the Federal banking agencies’ capital-related regulations. On a preliminary basis, as of December 31, 2013, the Company’s Tier 1 leverage ratio was 10.7%, Tier 1 risk-based capital ratio was 15.6%, and total risk-based capital ratio was 16.9%. On December 31, 2013, and on a preliminary basis, the Bank’s Tier 1 leverage ratio was 10.2%, Tier 1 risk-based capital ratio was 14.2%, and total risk-based capital ratio was 15.4%.

Great Southern Bancorp, Inc. is a participant in the U.S. Treasury’s Small Business Lending Fund (SBLF).  Through the SBLF, in August 2011, the Company issued a new series of preferred stock totaling $57.9 million to the Treasury.  The dividend rate on the SBLF preferred stock for the fourth quarter of 2013 was 1.0% and the Company currently expects the dividend rate will remain at 1.0% until the first quarter of 2016.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, including a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended December 31, 2013, decreased $5.0 million to $2.8 million when compared with the quarter ended December 31, 2012.  The provision for loan losses for the year ended December 31, 2013, decreased $26.5 million to $17.4 million when compared with the year ended December 31, 2012.  At December 31, 2013, the allowance for loan losses was $40.1 million, a decrease of $533,000 from December 31, 2012.  Total net charge-offs were $2.2 million (net of a $1.0 million recovery of a loan previously charged off) and $7.4 million for the quarters ended December 31, 2013 and 2012, respectively.  Total net charge-offs were $17.9 million and $44.4 million for the years ended December 31, 2013 and 2012, respectively.  One relationship made up $2.4 million of the net charge-off total for the quarter ended December 31, 2013. Included in the net charge-off total for the year ended December 31, 2013 were charge-offs of $2.2 million and net recoveries of $1.1 million related to loans covered by the loss sharing agreements with the FDIC.  In the first quarter of 2013, the Bank recorded $2.2 million in net charge-offs (with a corresponding provision for loan losses) related to the covered loans.  Under these agreements, the FDIC will reimburse the Bank for 80% of the losses, so the Bank expected reimbursement of $1.8 million of this charge-off and recorded income of this amount in the first quarter of 2013.  During the second quarter of 2013, these covered loans were resolved more favorably than originally anticipated, with the Bank experiencing a recovery of $1.1 million of the previously recorded charge-off.  The Bank expected to reimburse the FDIC $0.9 million of this recovery and recorded expense of this amount in the second quarter of 2013.  General market conditions, and more specifically, real estate absorption rates and unique circumstances related to individual borrowers and projects also contributed to the level of provisions and charge-offs.  As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

The Bank’s allowance for loan losses as a percentage of total loans, excluding loans covered by the FDIC loss sharing agreements, was 1.92%, 2.01% and 2.21% at December 31, 2013, September 30, 2013, and December 31, 2012, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company’s loan portfolio at December 31, 2013, based on recent reviews of the Company’s loan portfolio and current economic conditions. If economic conditions were to deteriorate or management’s assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank and InterBank non-performing assets, including foreclosed assets, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below due to the respective loss sharing agreements with the FDIC, which cover at least 80% of principal losses that may be incurred in these portfolios for the applicable terms under the agreement.  In addition, FDIC-supported TeamBank, Vantus Bank, Sun Security Bank and InterBank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, September 4, 2009, October 7, 2011, and April 27, 2012, respectively.  The overall performance of the FDIC-covered loan pools has been better than original expectations as of the acquisition dates.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets, at December 31, 2013, were $62.3 million, a decrease of $10.3 million from $72.6 million at December 31, 2012.  Non-performing assets, excluding FDIC-covered non-performing assets, as a percentage of total assets were 1.75% at December 31, 2013, compared to 1.84% at December 31, 2012.

Compared to September 30, 2013, non-performing loans decreased $1.5 million to $19.9 million and foreclosed assets increased $595,000 to $42.4 million.  Commercial real estate loans comprised $6.2 million, or 31.2%, of the total $19.9 million of non-performing loans at December 31, 2013, a decrease of $3.6 million from September 30, 2013.  Non-performing other commercial loans increased $2.4 million in the three months ended December 31, 2013, and were $7.2 million, or 36.3%, of total non-performing loans at December 31, 2013.  Non-performing one-to four-family residential loans comprised $4.4 million, or 21.9%, of total non-performing loans at December 31, 2013, an increase of $303,000 from September 30, 2013.

Compared to September 30, 2013, potential problem loans decreased $7.6 million, or 22.1%. This decrease was due to $5.1 million in loans transferred to non-performing, $3.1 million in loans being removed from potential problem loans, $1.4 million in loans transferred to foreclosed assets, $1.1 million in charge-offs and $840,000 in payments on potential problem loans, partially offset by the addition of $4.0 million of loans to potential problem loans.

Activity in the non-performing loans category during the quarter ended December 31, 2013, was as follows:

				Transfers
	Beginning	Additions to	Removed	to Potential	Transfers to			Ending
	Balance,	Non-	from Non-	Problem	Foreclosed			Balance,
	October 1	Performing	Performing	Loans	Assets	Charge-Offs	Payments	December 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	879	—	—	—	—	—	(8)	871
Land development	260	109	—	—	(6)	(12)	(13)	338
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	4,058	1,337	—	(184)	(326)	(354)	(170)	4,361
Other residential	713	—	—	—	(350)	(361)	(2)	—
Commercial real estate	9,765	2,619	—	(1,939)	(2,400)	(802)	(1,038)	6,205
Other commercial	4,878	2,398	—	—	—	(8)	(37)	7,231
Consumer	835	330	—	(46)	—	(99)	(120)	900

Total	$21,388	$6,793	$—	$(2,169)	$(3,082)	$(1,636)	$(1,388)	$19,906

At December 31, 2013, the non-performing other commercial category included nine loans, one of which was added during the quarter, totaling $2.4 million, or 33.2% of the total category. The largest relationship in this category is comprised of three loans totaling $2.7 million, or 37.2% of the total category, and is collateralized by inventory and assets of a business.  The non-performing commercial real estate category included five loans, one of which was added during the quarter and totaled $1.9 million.  It is collateralized by a theater in Branson, Mo. The largest relationship in this category, which was added in previous quarters, is comprised of two loans totaling $4.1 million, or 66.0%, of the total category, and is collateralized by two hotel buildings.    The non-performing one- to four-family residential category included 58 loans, 19 of which were added during the quarter.

Activity in the potential problem loans category during the quarter ended December 31, 2013, was as follows:

			Removed
	Beginning	Additions to	from	Transfers to	Transfers to			Ending
	Balance,	Potential	Potential	Non-	Foreclosed			Balance,
	October 1	Problem	Problem	Performing	Assets	Charge-Offs	Payments	December 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	2,315	36	—	(40)	—	—	(110)	2,201
Land development	13,637	—	—	—	(1,436)	(1,089)	(255)	10,857
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,957	314	(33)	(35)	—	(1)	(9)	2,193
Other residential	1,459	497	—	—	—	—	—	1,956
Commercial real estate	11,931	3,036	(3,022)	(2,619)	—	—	(446)	8,880
Other commercial	3,186	14	(73)	(2,398)	—	—	(12)	717
Consumer	140	69	—	(15)	—	(3)	(8)	183

Total	$34,625	$3,966	$(3,128)	$(5,107)	$(1,436)	$(1,093)	$(840)	$26,987

At December 31, 2013, the land development category included four loans, all of which were added during previous quarters.  The largest relationship in this category totaled $5.0 million, or 46.1% of the total category, and was collateralized by property located in the Lake of the Ozarks, Mo. area.  The second largest relationship in this category totaled $3.8 million, or 35.4% of the total category, and was collateralized by property in the Branson, Mo. area.  The commercial real estate category of potential problem loans included 11 loans, three of which were added during the current quarter.  The largest relationship in this category, which was added during a previous quarter, had a balance of $5.0 million, or 55.8% of the total category.  The relationship was collateralized by properties located near Branson, Missouri.  The one- to four-family residential category of potential problem loans included 21 loans, five of which were added during the current quarter.  The subdivision construction category of potential problem loans included six loans, one of which was added during the current quarter.  The largest relationship in this category, which was added during a previous quarter, had a balance of $1.8 million, or 80.2% of the total category, and was collateralized by properties in the Branson, Mo., area.  The other residential category of potential problem loans included one loan which was added in a previous quarter, and was collateralized by properties located in the Branson, Mo., area. The other commercial category of potential problem loans included four loans, one of which was added in the current quarter.  The largest relationship in this category, which was added during a previous current quarter, had a balance of $660,000, or 92.1% of the total category, and was collateralized by collector automobiles.

Activity in other real estate owned, excluding $9.0 million in foreclosed assets covered by FDIC loss sharing agreements and $2.1 million in properties which were not acquired through foreclosure, during the quarter ended December 31, 2013, was as follows:

	Beginning					Ending
	Balance,			Capitalized	ORE Write-	Balance,
	October 1	Additions	ORE Sales	Costs	Downs	December 31
	(In thousands)

One-to four-family construction	$—	$600	$—	$—	$—	$600
Subdivision construction	13,092	500	(1,421)	(19)	—	12,152
Land development	15,293	1,442	(39)	—	(8)	16,688
Commercial construction	2,245	—	(87)	—	(26)	2,132
One- to four-family residential	1,070	326	(652)	—	—	744
Other residential	5,632	350	(264)	182	—	5,900
Commercial real estate	3,239	1,400	(1,504)	—	—	3,135
Commercial business	98	—	(19)	—	—	79
Consumer	1,132	1,027	(1,192)	—	—	967

Total	$41,801	$5,645	$(5,178)	$163	$(34)	$42,397

At December 31, 2013, the land development category of foreclosed assets included 29 properties, the largest of which was located in northwest Arkansas and had a balance of $2.3 million, or 13.7% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 35.1% and 36.9% was located in northwest Arkansas and in the Branson, Mo., area, respectively, including the largest property previously mentioned.  The subdivision construction category of foreclosed assets included 35 properties, the largest of which was located in the St. Louis, Mo. metropolitan area and had a balance of $3.2 million, or 26.5% of the total category.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 16.4% and 14.9% is located in Branson, Mo., and Springfield, Mo., respectively. The other residential category of foreclosed assets included 17 properties, 13 of which were all part of the same condominium community, which was located in Branson, Mo. and had a balance of $2.4 million, or 40.7% of the total category.  Of the total dollar amount in the other residential category of foreclosed assets, 88.1% was located in the Branson, Mo., area, including the largest properties previously mentioned.

BRANCH ACQUISITION

On January 14, 2014, the Company announced that it signed a definitive agreement to purchase two branches in Neosho, Mo., from Boulevard Bank. The branches are located at 111 E. Main St. and 713 S. Neosho Blvd. The acquisition, representing approximately $65 million of deposits and $6 million of loans, is expected to be complete in the first quarter of 2014, pending regulatory approval. Great Southern currently operates one banking center in Neosho at 714 S. Neosho Blvd.  Subject to separate regulatory approval and after conversion of all Neosho locations to one operating system, the Bank expects to relocate this office into the Boulevard Bank branch directly across the street at 713 S. Neosho Blvd. This transaction will ultimately represent a net increase of one banking center to the Great Southern franchise.

Terms of the agreement call for Great Southern to acquire the loans at par and pay a two percent premium on approximately $55 million of the deposits.  The Company will pay book value of approximately $700,000 for the real and personal property associated with these two branches.  The Company anticipates that the effects of this transaction, including the consolidation of its existing banking center in Neosho, will be slightly accretive to earnings.

BUSINESS INITIATIVES

During 2013, the Company reduced its banking center network from 107 to 96 banking centers.  A total of 12 offices were consolidated into other Great Southern banking centers, including 11 facilities in southeast and central Missouri in October and one drive-thru facility in Sioux City, Iowa, in December. The Sioux City drive-thru was consolidated into the nearby Downtown Sioux City banking center, which was remodeled to include drive-thru services for customers. A full-service banking center in Omaha, Neb., was opened in October, adding to the network total. The Company also relocated three existing banking centers to nearby sites - one each in Springfield, Mo., Ava, Mo., and Maple Grove, Minn. Information pertaining to the above initiatives can be found in the Company’s previous filings.

As announced as a “Subsequent Event” in the Company’s Quarterly Report on Form 10-Q for September 30, 2013, the Company completed an acquisition of loans with an aggregate principal amount totaling $86.1 million on October 25, 2013. The acquired loan portfolio, which was auctioned by an unrelated FDIC-insured financial institution, included 119 loans with collateral securing the notes consisting primarily of multi-family real estate in Minnesota, Michigan, Wisconsin, Illinois and Indiana. The Bank paid $87.9 million for the loans, which resulted in a 2.125% premium over the principal balances of the portfolio. The process of bidding on the portfolio was competitive in nature with numerous institutions bidding on all or a portion of the loans. The Bank estimates the average yield of the portfolio to be approximately 4.3% based on the weighted average maturity of the portfolio (less than four years), with an average yield potentially as high as 4.7% if loan balances are retained beyond the initial maturity dates.

In the first quarter of 2014, the Company expects to open commercial loan production offices in Tulsa, Okla., and Dallas, Texas, pending regulatory approval. The Tulsa office is located in southeast Tulsa at 4200 E. Skelly Dr. and the Dallas office is in Preston Center (north Dallas) at 8201 Preston Rd.

In addition, the Company expects to add two new full-service banking centers to its network in the second quarter of 2014: a north St. Louis office and a Fayetteville, Ark., facility.

The common stock of Great Southern Bancorp, Inc., is listed on the Nasdaq Global Select Market under the symbol “GSBC”. The last reported sale price of GSBC common stock in the quarter ended December 31, 2013, was $30.41. Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 96 retail banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas, Minnesota and Nebraska.

www.GreatSouthernBank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “expects,” “anticipates,” “will be,” "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) non-interest expense reductions from the Great Southern banking center consolidation might be less than anticipated and the costs of the consolidation and impairment of the value of the affected premises might be greater than expected; (ii) expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities, might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (iii) changes in economic conditions, either nationally or in the Company’s market areas; (iv) fluctuations in interest rates; (v) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and writeoffs and changes in estimates of the adequacy of the allowance for loan losses; (vi) the possibility of other-than-temporary impairments of securities held in the Company’s securities portfolio; (vii) the Company’s ability to access cost-effective funding; (viii) fluctuations in real estate values and both residential and commercial real estate market conditions; (ix) demand for loans and deposits in the Company’s market areas; (x) legislative or regulatory changes that adversely affect the Company’s business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers’ responses thereto; (xi) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xii) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xiii) the uncertainties arising from the Company’s participation in the Small Business Lending Fund program, including uncertainties concerning the potential future redemption by us of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; (xiv) costs and effects of litigation, including settlements and judgments; and (xv) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in the Company’s other filings with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three and twelve months ended December 31, 2013, and 2012, are not necessarily indicative of the results of operations which may be expected for any future period.

	December 31,	December 31,
	2013	2012
Selected Financial Condition Data:	(In thousands)

Total assets	$3,560,250	$3,955,182
Loans receivable, gross	2,482,641	2,362,480
Allowance for loan losses	40,116	40,649
Other real estate owned, net	53,514	68,874
Available-for-sale securities, at fair value	555,281	807,010
Deposits	2,808,626	3,153,193
Total borrowings	343,795	391,114
Total stockholders’ equity	380,698	369,874
Common stockholders’ equity	322,755	311,931
Non-performing assets (excluding FDIC-covered assets)	62,303	72,622

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2013	2012	2013	2012	2013
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$44,939	$50,451	$178,795	$193,508	$43,019
Interest expense	4,445	5,824	19,203	28,377	4,555
Net interest income	40,494	44,627	159,592	165,131	38,464
Provision for loan losses	2,813	7,786	17,386	43,863	2,677
Non-interest income	(864)	1,981	5,315	46,002	929
Non-interest expense	28,651	30,267	110,389	112,560	27,178
Provision (credit) for income taxes	(507)	176	3,403	10,623	1,099
Net income from continuing operations	$8,673	$8,379	$33,729	$44,087	$8,439
Income from discontinued operations	—	4,070	—	4,619	—
Net income	$8,673	$12,449	$33,729	$48,706	$8,439
Net income available-to-common shareholders	$8,528	$12,281	$33,150	$48,098	$8,294

	At or For the Three Months Ended		At or For the Year Ended		At or For the Three Months Ended
	December 31,		December 31,		September 30,
	2013	2012	2013	2012	2013
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$0.62	$0.90	$2.42	$3.54	$0.61
Net income from continuing operations (fully diluted)	$0.62	$0.60	$2.42	$3.20	$0.61
Book value	$23.60	$22.94	$23.60	$22.94	$23.15

Earnings Performance Ratios:
Annualized return on average assets	0.97%	1.25%	0.89%	1.22%	0.92%
Annualized return on average stockholders’ equity	10.75%	16.03%	10.52%	16.55%	10.56%
Net interest margin	5.02%	5.01%	4.70%	4.61%	4.64%
Average interest rate spread	4.90%	4.95%	4.60%	4.53%	4.53%
Efficiency ratio	72.30%	58.30%	66.94%	53.03%	68.99%
Non-interest expense to average total assets	3.20%	3.17%	2.91%	2.98%	2.96%

Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.92%	2.21%	1.92%	2.21%	2.01%
Non-performing assets to period-end assets	1.75%	1.84%	1.75%	1.84%	1.75%
Non-performing loans to period-end loans	0.80%	0.94%	0.80%	0.94%	0.90%
Annualized net charge-offs to average loans	0.42%	1.60%	0.91%	2.43%	0.70%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	December 31, 2013	December 31, 2012	September 30, 2013
Assets

Cash	$96,167	$107,949	$109,254
Interest-bearing deposits in other financial institutions	131,758	295,855	230,560
Federal funds sold	—	337	—
Cash and cash equivalents	227,925	404,141	339,814

Available-for-sale securities	555,281	807,010	580,980
Held-to-maturity securities	805	920	805
Mortgage loans held for sale	7,239	26,829	10,047
Loans receivable (1), net of allowance for loan losses of $40,116 – December 2013; $40,649 - December 2012; $39,456 – September 2013	2,439,530	2,319,638	2,328,738
FDIC indemnification asset	72,705	117,263	80,554
Interest receivable	11,408	12,755	10,932
Prepaid expenses and other assets	72,904	79,560	76,293
Other real estate owned (2), net	53,514	68,874	55,606
Premises and equipment, net	104,534	102,286	104,811
Goodwill and other intangible assets	4,583	5,811	4,890
Federal Home Loan Bank stock	9,822	10,095	9,855

Total Assets	$3,560,250	$3,955,182	$3,603,325

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$2,808,626	$3,153,193	$2,852,534
Federal Home Loan Bank advances	126,757	126,730	127,808
Securities sold under reverse repurchase agreements with customers	134,981	179,644	135,158
Structured repurchase agreements	50,000	53,039	50,000
Short-term borrowings	1,128	772	633
Subordinated debentures issued to capital trust	30,929	30,929	30,929
Accrued interest payable	1,099	1,322	1,121
Advances from borrowers for taxes and insurance	3,721	2,154	5,814
Accounts payable and accrued expenses	18,502	12,128	18,307
Current and deferred income taxes	3,809	25,397	5,448
Total Liabilities	3,179,552	3,585,308	3,227,752

Stockholders’ Equity
Capital stock
Serial preferred stock - SBLF, $.01 par value; authorized 1,000,000 shares; issued and outstanding 2013 and 2012 – 57,943 shares	57,943	57,943	57,943
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding December 2013 – 13,673,709 shares; December 2012 – 13,596,335 shares; September 2013 – 13,665,706 shares	137	136	137
Additional paid-in capital	19,567	18,394	19,407
Retained earnings	300,589	276,751	294,420
Accumulated other comprehensive gain	2,462	16,650	3,666
Total Stockholders’ Equity	380,698	369,874	375,573

Total Liabilities and Stockholders’ Equity	$3,560,250	$3,955,182	$3,603,325

(1)
At December 31, 2013, December 31, 2012 and September 30, 2013, includes loans, net of discounts, totaling $386.2 million, $523.8 million and $413.3 million, respectively, which are subject to FDIC support through loss sharing agreements.

(2)
At December 31, 2013, December 31, 2012 and September 30, 2013, includes foreclosed assets, net of discounts, totaling $9.0 million, $18.7 million and $13.8 million, respectively, which are subject to FDIC support through loss sharing agreements.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2013	2012	2013	2012	2013
Interest Income
Loans	$41,677	$45,591	$163,903	$170,163	$40,087
Investment securities and other	3,262	4,860	14,892	23,345	2,932
	44,939	50,451	178,795	193,508	43,019
Interest Expense
Deposits	2,735	4,058	12,346	20,720	2,822
Federal Home Loan Bank advances	1,004	1,001	3,972	4,430	1,005
Short-term borrowings and repurchase agreements	567	617	2,324	2,610	587
Subordinated debentures issued to capital trust	139	148	561	617	141
	4,445	5,824	19,203	28,377	4,555

Net Interest Income	40,494	44,627	159,592	165,131	38,464
Provision for Loan Losses	2,813	7,786	17,386	43,863	2,677
Net Interest Income After Provision for Loan Losses	37,681	36,841	142,206	121,268	35,787

Noninterest Income
Commissions	229	267	1,065	1,036	158
Service charges and ATM fees	4,426	4,815	18,227	19,087	4,729
Net gains on loan sales	679	1,855	4,915	5,505	1,179
Net realized gains on sales and impairments of available-for-sale securities	2	618	243	2,666	110
Realized impairments of available-for-sale securities	—	(418)	—	(680)	—
Late charges and fees on loans	479	422	1,264	1,028	284
Net change in interest rate swap fair value	11	86	295	(38)	(125)
Initial gain recognized on business acquisition	—	—	—	31,312	—
Accretion (amortization) of income related to business acquisitions	(7,360)	(6,546)	(25,260)	(18,693)	(6,339)
Other income	670	882	4,566	4,779	933
	(864)	1,981	5,315	46,002	929

Noninterest Expense
Salaries and employee benefits	13,135	12,420	52,468	51,262	13,034
Net occupancy expense	5,208	4,945	20,658	20,179	5,216
Postage	861	828	3,315	3,301	790
Insurance	985	1,155	4,189	4,476	1,083
Advertising	566	357	2,165	1,572	433
Office supplies and printing	353	329	1,303	1,389	320
Telephone	699	681	2,868	2,768	679
Legal, audit and other professional fees	1,413	957	4,348	4,323	1,186
Expense on foreclosed assets	589	4,545	4,068	8,748	1,068
Partnership tax credit	2,379	1,983	6,879	5,782	1,578
Other operating expenses	2,463	2,067	8,128	8,760	1,791
	28,651	30,267	110,389	112,560	27,178

Income Before Income Taxes	8,166	8,555	37,132	54,710	9,538
Provision (Credit) for Income Taxes	(507)	176	3,403	10,623	1,099
Net Income from Continuing Operations	8,673	8,379	33,729	44,087	8,439

Discontinued Operations
Income from discontinued operations (including gain
on disposal in 2012 of $6,114), net of income taxes	—	4,070	—	4,619	—

Net Income	8,673	12,449	33,729	48,706	8,439

Preferred Stock Dividends and Discount Accretion	145	168	579	608	145

Net Income Available to Common Shareholders	$8,528	$12,281	$33,150	$48,098	$8,294

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2013	2012	2013	2012	2013
Earnings Per Common Share
Basic	$0.63	$0.90	$2.46	$3.55	$0.61
Diluted	$0.62	$0.90	$2.42	$3.54	$0.61
Earnings from Continuing Operations Per Common Share
Basic	$0.63	$0.60	$2.46	$3.21	$0.61
Diluted	$0.62	$0.60	$2.42	$3.20	$0.61

Dividends Declared Per Common Share	$0.18	$0.18	$0.72	$0.72	$0.18

Average Balances, Interest Rates and Yields

The following tables present, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $875,000 and $932,000 for the three months ended December 31, 2013 and 2012, respectively.  Fees included in interest income were $3.4 million and $3.2 million for the year ended December 31, 2013 and 2012, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	December 31,	Three Months Ended			Three Months Ended
	2013(1)	December 31, 2013			December 31, 2012
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.81%	$445,700	$9,237	8.22%	$505,632	$9,328	7.34%
Other residential	4.73	341,321	6,015	6.99	324,054	5,198	6.38
Commercial real estate	4.70	841,794	13,743	6.48	794,403	15,766	7.90
Construction	4.50	207,019	2,890	5.54	200,019	5,652	11.24
Commercial business	4.97	251,968	3,387	5.33	236,586	3,889	6.54
Other loans	6.02	316,981	5,764	7.21	285,519	5,039	7.02
Industrial revenue bonds	5.64	45,377	641	5.61	48,680	719	5.87

Total loans receivable	5.10	2,450,160	41,677	6.75	2,394,893	45,591	7.57

Investment securities	2.73	583,275	3,168	2.15	802,998	4,751	2.35
Other interest-earning assets	0.22	166,578	94	0.22	344,904	109	0.13

Total interest-earning assets	4.49	3,200,013	44,939	5.57	3,542,795	50,451	5.67
Non-interest-earning assets:
Cash and cash equivalents		91,919			92,942
Other non-earning assets		289,064			351,636
Total assets		$3,580,996			$3,987,373

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.20	$1,288,091	685	0.21	$1,531,803	1,284	0.33
Time deposits	0.69	1,007,725	2,050	0.81	1,261,120	2,774	0.88
Total deposits	0.41	2,295,816	2,735	0.47	2,792,923	4,058	0.58
Short-term borrowings and repurchase agreements	1.20	194,755	567	1.16	267,490	617	0.92
Subordinated debentures issued to capital trust	1.81	30,929	139	1.79	30,929	148	1.90
FHLB advances	3.13	127,297	1,004	3.13	126,650	1,001	3.14

Total interest-bearing liabilities	0.61	2,648,797	4,445	0.67	3,217,992	5,824	0.72
Non-interest-bearing liabilities:
Demand deposits		521,302			368,457
Other liabilities		30,140			32,326
Total liabilities		3,200,239			3,618,775
Stockholders’ equity		380,757			368,598
Total liabilities and stockholders’ equity		$3,580,996			$3,987,373

Net interest income:
Interest rate spread	3.88%		$40,494	4.90%		$44,627	4.95%
Net interest margin*				5.02%			5.01%
Average interest-earning assets to average interest-bearing liabilities		120.8%			110.1%
______________
*Defined as the Company’s net interest income divided by average total interest-earning assets.
(1)
The yield/rate on loans at December 31, 2013 does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended December 31, 2013.

	December 31,	Year Ended			Year Ended
	2013(1)	December 31, 2013			December 31, 2012
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.81%	$472,127	$35,072	7.43%	$463,096	$31,643	6.83%
Other residential	4.73	312,362	23,963	7.67	314,630	18,807	5.98
Commercial real estate	4.70	813,147	51,175	6.29	785,181	56,428	7.19
Construction	4.50	208,254	14,413	6.92	219,309	20,802	9.49
Commercial business	4.97	249,647	14,505	5.81	228,109	19,439	8.52
Other loans	6.02	297,852	21,947	7.37	259,684	19,739	7.60
Industrial revenue bonds	5.64	50,155	2,828	5.64	56,264	3,305	5.87

Total loans receivable	5.10	2,403,544	163,903	6.82	2,326,273	170,163	7.31

Investment securities	2.73	717,806	14,459	2.01	846,197	22,674	2.68
Other interest-earning assets	0.22	276,394	433	0.16	413,092	671	0.16

Total interest-earning assets	4.49	3,397,744	178,795	5.26	3,585,562	193,508	5.40
Non-interest-earning assets:
Cash and cash equivalents		88,678			84,035
Other non-earning assets		303,454			336,016
Total assets		$3,789,876			$4,005,613

Interest-bearing liabilities:
Interest-bearing demand and savings	0.20	$1,464,029	3,551	0.24	$1,456,172	7,087	0.49
Time deposits	0.69	1,073,110	8,795	0.82	1,357,741	13,633	1.00
Total deposits	0.41	2,537,139	12,346	0.49	2,813,913	20,720	0.74
Short-term borrowings and repurchase agreements	1.20	232,598	2,324	1.00	265,718	2,610	0.98
Subordinated debentures issued to capital trust	1.81	30,929	561	1.81	30,929	617	1.99
FHLB advances	3.13	127,561	3,972	3.11	145,464	4,430	3.05

Total interest-bearing liabilities	0.61	2,928,227	19,203	0.66	3,256,024	28,377	0.87
Non-interest-bearing liabilities:
Demand deposits		459,802			385,770
Other liabilities		23,197			11,537
Total liabilities		3,411,226			3,653,331
Stockholders’ equity		378,650			352,282
Total liabilities and stockholders’ equity		$3,789,876			$4,005,613

Net interest income:
Interest rate spread	3.88%		$159,592	4.60%		$165,131	4.53%
Net interest margin*				4.70%			4.61%
Average interest-earning assets to average interest-bearing liabilities		116.0%			110.1%

*Defined as the Company’s net interest income divided by average total interest-earning assets.
(1)
The yield/rate on loans at December 31, 2013 does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the year ended December 31, 2013.